EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement of Fentura Financial, Inc. on Form S-8 of our report dated March 3, 2006 on the 2005 Consolidated Financial Statements of Fentura Financial, Inc., which report is included in the 2005 Annual Report on Form 10-K of Fentura Financial, Inc.

Crowe Chizek and Company LLC
Grand Rapids, Michigan
August 30, 2006